EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORP. ◆ 4725 MERCURY STREET #210 ◆ SAN DIEGO CALIFORNIA 92111◆ ◆ TELEPHONE (858)722-5953 ◆ FAX (858)761-0341 ◆ FAX (858)433-2979 ◆ E-MAIL changgpark@gmail.com ◆

October 19, 2016

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 (Amendment No 3) of our report dated November 20, 2015, relating to the financial statements of FundThatCompany as of September 30, 2015 which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board